Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marten Transport, Ltd.:

We consent to the use of our reports dated February 25, 2005, with respect to the consolidated balance sheets of Marten Transport, Ltd. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota
September 6, 2005